Exhibit 10.1P
THERMOGENESIS CORP.
EMPLOYMENT AGREEMENT
for
John R. Chapman, Ph.D.
     THERMOGENESIS CORP. (“Employer”) and John R. Chapman, Ph.D. (“Employee”), agree as follows:
1. Employment. Employer employs Employee and Employee accepts employment with Employer on the terms and conditions set forth in this Employment Agreement (“Agreement”).
2. Position; Scope of Employment. Employee shall have the position of Vice President, Scientific Affairs for Employer, and shall have the duties and authority set forth below, and as detailed on the position description attached as Exhibit “A”, which duties and authority may be modified from time to time by Employer. As Vice President, Employee shall report directly to Employer’s President of Operations.
     2.1. Entire Time and Effort. Employee shall devote Employee’s full working time, attention, abilities, skill, labor and efforts to the performance of his employment. Employee shall not, directly or indirectly, alone or as a member of a partnership or other organizational entity, or as an officer of any corporation (other than any which are owned by or affiliated with Employer) (i) be substantially engaged in or concerned with any other commercial duties or pursuits, (ii) engage in any other business activity that will interfere with the performance of Employee’s duties under this Agreement, except with the prior written consent of Employer, or (iii) join the board of directors of any other corporation; provided, however, that Employee may join the board of directors of no more than two unaffiliated corporations so long as such corporations are not competitive to the current or future operations of Employer and those corporations offer some synergistic prospects or other support for Employer’s goals.
     2.2. Rules and Regulations. Employee agrees to observe and comply with Employer’s rules and regulations as provided by Employer and as may be amended from time to time by Employer and will carry out and perform faithfully such orders, directions and policies of Employer. To the extent any provision of this Agreement is contrary to an Employer rule or regulation, as such may be amended from time to time, the terms of this Agreement shall control.
     2.3. Limitations Upon Authority to Bind Employer. Employee shall not engage in any of the following actions on behalf of Employer without the prior approval of Employer: (i) borrow or obtain credit in any amount or execute any guaranty, except for items purchased from vendors in the ordinary course of Employer’s operations; (ii) expend funds for capital equipment in excess of expenditures expressly budgeted by Employer, if applicable, or in the event not budgeted, not to exceed the amounts set forth in subparagraph (iii); (iii) sell or transfer capital assets exceeding Ten thousand Dollars ($10,000) in market value in any single transaction or exceeding Fifty Thousand Dollars ($50,000) in the aggregate during any one fiscal year; (iv) execute any lease for real or personal property; or (v) exercise any authority or control over the management of any employee welfare or pension benefit plan maintained by Employer or over the disposition of the assets of any such plan.
3. Term. The term of this Agreement shall be for a period of three (3) years which shall commence on March 16, 2006 and end on March 15, 2009 (subject to adjustment to an earlier start date and termination date by mutual agreement); unless terminated earlier as provided below in Section 5.
4. Compensation. Employer shall pay to or provide compensation to Employee as set forth in this Section 4. All compensation of every description shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.
     4.1. Base Salary. Employer shall pay Employee a base salary of one hundred seventy-five thousand ($175,000) per year commencing on March 16, 2006 (“Base Salary”). Employee’s Base Salary shall be payable in accordance with Employer’s regular pay schedule, but not less frequently than twice per month.
     4.2. Annual Review. On the date of Employer’s annual meeting of stockholders and on each subsequent annual meeting of stockholders during the term of this Agreement, or at such other time as Employer may establish in its discretion, Employer shall review the previous year’s performance of Employee for the purpose of making reasonable increases to Employee’s Base Salary; provided that Employer shall not be required to increase Employee’s Base Salary, but may do so at its discretion.
     4.3. Cash/Stock Bonuses. In addition to the Base Salary provided for in sections 4.1 and 4.2, Employee is eligible to receive discretionary bonuses based on Employer performance and Employee’s attainment of objectives periodically established by Employer. Such discretionary bonuses may be paid in cash, through issuance of stock or grant of stock options, or any combination thereof, subject to Board discretion. Annual bonuses that may be awarded to Employee shall not exceed thirty-five percent (35%) of Employee’s Base Salary then in effect in any given year. Cash bonus will be paid only when the Employer attains positive cash flow and net income.
     4.4. Vacation and Sick Leave. Employee shall be entitled to accrue up to three (3) weeks vacation annually; provided, however, that vacation time may not accrue beyond two weeks of accrued and unused time. Vacation pay shall not accrue beyond two (2) weeks at any given time. Employee shall be entitled to sick leave in accordance with Employer’s sick leave policy, as amended from time to time. At the end of each calendar year, subject to the limit on two weeks accrued and unused vacation, all such unused and accrued vacation time shall be paid in cash.
     4.5. Other Fringe Benefits. Employee shall participate in all of Employer’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of Employer, excluding only those benefits expressly modified by the terms hereof.

     4.6. Expenses. Employee shall be reimbursed for his reasonable business expenses; subject to the presentation of evidence of such expenses in accordance with established policies adopted by Employer from time to time.
     4.7. Compensation From Other Sources. Any proceeds that Employee shall receive by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong to Employee. Employee shall not be paid Base Salary in any period in which he receives benefits as determined and paid under Employer’s long-term disability policy. Benefits paid to Employee under Employer’s short-term disability policy shall reduce, by the same amount, Base Salary payable to Employee for such period.
5. Early Termination. Employee’s employment with Employer may be terminated prior to the expiration of the term of this Agreement, upon any of the following events: (i) the mutual agreement of Employer and Employee in writing; (ii) the disability of Employee, which shall, for the purposes of this Agreement, mean Employee’s inability, for a period exceeding three (3) months as determined by a qualified physician, and which qualifies Employee for benefits under Employer’s long-term disability policy, to perform in the usual manner the material duties usually and customarily pertaining to Employee’s long-term employment; (iii) Employee’s death; (iv) notice of termination by Employer for cause; (v) Employer’s cessation of business; (vi) written notice of termination by Employer without cause upon fourteen (14) days’ notice, subject to the provisions for compensation upon early termination in Section 5.3(b); (vii) debarment by any federal agency that would limit or prohibit Employee from serving in his capacity for Employer under this Agreement, or (viii) upon a Change in Control (as defined below) of Employer (as defined in and under the circumstances described in Section 5.4).
     5.1. Definition of Cause. For purposes of this Agreement, any of the following shall constitute cause: (i) willful or habitual breach of Employee’s duties; (ii) fraud or intentional material misrepresentation by Employee to Employer or any others; (iii) theft or conversion by Employee; (iv) unauthorized disclosure or other use of Employer’s trade secrets, customer lists or confidential information; (v) habitual misuse of alcohol or any nonprescribed drug or intoxicant; (vi) debarment by any federal agency that would limit or prohibit Employee from serving in his capacity for Employer under this Agreement, or (vii) willful violation of any other standards of conduct as set forth in Employer’s employee manual.
     5.2. Damages. If Employer terminates Employee for cause, Employer shall be entitled to damages and all other remedies to which Employer may otherwise be entitled.
     5.3. Compensation Upon Early Termination.
(a)	If Employee resigns during the term of this Agreement (without mutual consent of Employer), or if this Agreement is terminated by Employer for cause, Employee shall be entitled to all accrued but unpaid Base Salary and vacation pay accrued through the date of delivery of the notice of termination, and all non-vested options shall be deemed canceled as of that date.

(b)	If Employee is terminated without cause, as defined in subsection (i) through (vii) of Section 5 above, Employer shall pay to Employee as liquidated damages and in lieu of any and all other claims which Employee may have against Employer the greater of six (6) months of Employee’s salary excluding any amounts for benefits. Employer’s payment pursuant to this subparagraph shall fully and completely discharge any and all obligations of Employer to Employee arising out of or related to this Agreement and shall constitute liquidated damages in lieu of any and all claims which Employee may have against Employer not including any obligation under the workers’ compensation laws including Employer’s liability provisions.
     Initials: Employee                                Employer
(c)	If Employee’s employment is terminated as a result of death or total disability, Employee shall be entitled to accrued but unpaid Base Salary to date of termination. The date of termination shall be deemed the date of death or, in the event of disability, the date Employee qualified for total disability payments under Employer’s long-term disability plan.

(d)	If Employee’s employment is terminated as a result of a Change in Control of Employer, Employee shall be entitled to a lump-sum payment equal to three times Employee’s Base Salary at the time. A “Change in Control” shall mean an event involving one transaction or a related series of transactions in which one of the following occurs: (i) Employer issues securities equal to 33% or more of Employer’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; (ii) Employer issues securities equal to 33% or more of the issued and outstanding common stock of Employer in connection with a merger, consolidation or other business combination; (iii) Employer is acquired in a merger or other business combination transaction in which Employer is not the surviving company; or (iv) all or substantially all of Employer’s assets are sold or transferred.

(e)	Except as expressly provided in paragraph (d) above, all compensation described in this Section 5.3 shall be due and payable in installments at least twice monthly or at the time of the delivery of notice of termination, at Employer’s sole discretion and election.
6. Confidential Information of Customers of Employer. Employee during the course of his duties will be handling financial, accounting, statistical, marketing and personnel information of customers of Employer. All such information is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement or at any time thereafter except as required in the course of Employee’s employment with Employer.
7. Unfair Competition. During the term of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote,

participate, or engage in any activity or other business which is competitive in any way with Employer’s business. The obligation of Employee not to compete with Employer shall not prohibit Employee from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or on over-the-counter market. In order to protect the trade secrets of Employer, after the term, or upon earlier termination of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultants, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of Employer for a period of one (1) year from the date of the expiration of this Agreement in the areas related to blood processing equipment or procedures.
8. Trade Secrets. Employee shall not disclose to any others, or take or use for Employee’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Employer’s trade secrets, including without limitation, confidential information, customer lists, computer programs or computer software of Employer. Employee agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Employer’s possession and (ii) trade secrets conceived, originated, discovered or developed by Employee during the term of this Agreement. Information of Employer shall not be considered a trade secret if it is lawfully known outside of Employer by anyone who does not have a duty to keep such information confidential.
     8.1 Inventions; Ownership Rights. Employee agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments (“Developments”) developed, created, discovered, made, written or obtained by Employee in the course of or as a result, directly or indirectly, of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of Employer. Employee agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by Employer to enable Employer to protect its rights to any such Developments. If Employer requires Employee’s assistance under this Section 8.1 after termination of this Agreement, Employee shall be compensated for his time actually spent in providing such assistance at an hourly rate equivalent to the prevailing rate for such services and as agreed upon by the parties.
9. Arbitration. Any disputes regarding the rights or obligations of the parties under this Agreement shall be conclusively determined by binding arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
10. Actions Contrary to Law. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
11. Miscellaneous.
     11.1. Notices. All notices and demands of every kind shall be personally delivered or sent by first class mail to the parties at the addresses appearing below or at such other addresses as either party may designate in writing, delivered or mailed in accordance with the terms of this Agreement. Any such notice or demand shall be effective immediately upon personal delivery or three (3) days after deposit in the United States mail, as the case may be.

EMPLOYER:	THERMOGENESIS CORP.
2711 Citrus Road
Rancho Cordova, CA 95742

EMPLOYEE: John Chapman
1414 Sutterville Road, #16
Sacramento, CA 95822
     11.2. Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.
     11.3. Choice of Law, Jurisdiction, Venue. This Agreement is drafted to be effective in the State of California, and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the County of Sacramento, California.
     11.4. Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Employee and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Employee to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.
     11.5. Assignment; Succession. It is hereby agreed that Employee’s rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement and understanding between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

     11.6. Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and egregious.
     11.7. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.
     11.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.
     11.9. Captions. All captions of sections and paragraphs in this Agreement are for reference only and shall not be considered in construing this Agreement.
[THIS SPACE WAS INTENTIONALLY LEFT BLANK.]

EMPLOYER:

THERMOGENESIS CORP.

By:	/s/ Philip H. Coelho

Philip H. Coelho
Chairman & Chief Executive Officer

By:	/s/ Hubert Huckel

Hubert Huckel, MD, Chairman, Compensation Committee

EMPLOYEE:

By:	/s/ John Chapman

John Chapman, an individual

EXHIBIT “A”
EMPLOYEE POSITION DESCRIPTION
FUNCTION: Vice President for Scientific Affairs
Description of Office
The Vice President for Scientific Affairs is charged with: (1) identifying issues, developing policies, and where appropriate, initiating actions necessary to promote the scientific investigation of ThermoGenesis product development; (2) monitoring the emergence of new knowledge and technology pertaining to product development areas of ThermoGenesis and promoting its application to existing products and to the development of further product development opportunities; and (3) monitoring and facilitating other departments of ThermoGenesis including marketing, sales, regulatory, clinical, manufacturing and research and development to promote the understanding of scientific concepts, procedures, findings, and new technologies.
Job Description / Key Responsibilities:
This individual will assume the top leadership role in the Scientific Affairs department with oversight of the areas of all scientific activities, medical communications and medical information, safety, and the scientific affairs for ThermoGenesis products.. The VP of Scientific Affairs will provide strategic and operational direction of the company’s existing product development activities as well as scientific guidance and oversight of publications, medical information, medical education, product safety, and the scientific affairs staff.
Specific responsibilities include:
Direct the life science staff in the conduct of scientific investigations to identify new opportunities for product development, to resolve technical issues with product performance, and to characterize and validate product performance. Ensure studies are well designed and reports generated are well documented and accurate.
Partner with the marketing, regulatory, research and research and development engineering to optimize the strategic development of ThermoGenesis products in cell therapy and hospital wound care.
Develop training programs to educate consumers of ThermoGenesis products. Support consumers by identifying risk factors and early warning signs, resolve product performance issues related to life sciences and educate the sales force on the scientific principals and use of the company’s products.

Hire, manage, and develop a diverse team of scientific professionals to achieve their highest standards and their best performance to achieve project goals and individual performance standards that further the Company’s core strategies.
Set and manage priorities and budgets so that milestones are met on time and within budget.
Provide scientific direction, review, and approval of all scientific communications, including medical information, regulatory submissions, publications, product safety submissions, publications, and marketing materials containing scientific or technical information.
Develop strong relationships with key opinion leaders, as appropriate, to achieve strategic objectives.
Education:
This position requires an individual with a Ph.D. in the life sciences or an M.D. degree.